[B/E AEROSPACE logo]
                                                  News Release
#04-08                                            CONTACT:
FOR IMMEDIATE RELEASE                             Ed Harper
                                                  Director of Investor Relations
                                                  B/E Aerospace, Inc.
                                                  (561) 791-5000 ext. 1440

                      B/E AEROSPACE ANNOUNCES 2003 RESULTS,
                      -------------------------------------
                         DISCUSSES OUTLOOK FOR 2004-2005
                         -------------------------------

         WELLINGTON, FL, February 19, 2004 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced fourth quarter and year-end results for 2003, and discussed financial guidance for 2004 and 2005.
         Net loss for the quarter was $19.5 million or $0.53 per share. The loss included $10 million of non-cash charges, primarily related to continued weakness at the company's business jet segment. The quarter was also negatively impacted by foreign exchange losses and by higher interest expense as a result of the senior notes financing completed in October. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $8.1 million. Indenture EBITDA for the quarter, as calculated under the company's senior notes indenture, was $17.5 million. For the full year, consolidated sales increased 4 percent to $624.4 million, with a net loss of $53.5 million, and EBITDA of $48.6 million. Indenture EBITDA for the year under the company's senior notes indenture was $70.1 million.
         "Despite a depressed level of new aircraft deliveries and continued very weak aftermarket demand from US airlines during 2003, we successfully resized our business, and improved operational efficiencies, while maintaining high quality standards, and continuing to deliver superior products and service to our customers," said Mr. Robert J. Khoury, President and Chief Executive Officer of B/E. "While our commercial aircraft and fastener distribution segments reported solid improvements, the significant decline in deliveries of new business jets resulted in substantially lower demand for our business jet products. In addition, the unfavorable impact of foreign exchange negatively impacted our results," added Mr. Khoury.

FOURTH QUARTER OPERATING HIGHLIGHTS
-----------------------------------
     o Reported fourth quarter loss of $19.5 million or $0.53 per share (including $10 million of non-cash charges)
     o Secured up to $140 million in new business; full year actual bookings up 25 percent over 2002 with firm backlog up about 15 percent
     o Successfully completed the launch of Spectrum(TM), B/E's next-generation coach class seat, which was selected by over 30 customers
     o Solidified the company's leadership position in the electric lie-flat business class segment; won a third industry award for product design
     o Established new fastener distribution facility in Wichita to act as sole fastener supplier for Cessna business jets
     o Successfully completed the sale of $175 million of senior notes, substantially improving liquidity

FOURTH QUARTER FINANCIAL RESULTS
--------------------------------
         Net loss for the quarter was $19.5 million or $0.53 per share, reflecting the aforementioned $10 million of non-cash charges primarily associated with continued difficult industry conditions impacting our business jet segment, along with the negative impact of foreign exchange.

         Net sales by segment were as follows:

                                                      NET SALES
                                     -------------------------------------------
                                           $ Millions, Three Months Ended
                                     -------------------------------------------
                                       December 31,    December 31,     Percent
                                           2003            2002          Change
                                     -------------------------------------------
Commercial aircraft products (CAP)         $123.1         $106.6           16%
Business jet products (BJP)                  14.4           20.5          (30%)
Fastener distribution (FD)                   25.9           24.7            5%
                                     -------------------------------------------
Total                                      $163.4         $151.8            8%

         The 16 percent increase in commercial aircraft product sales primarily reflects a higher level of aftermarket activity in the fourth quarter of 2003 versus the same period in the prior year. In the business jet products segment, fourth quarter sales were down 30 percent due to the significant decline in new business jet deliveries during the period. New business jet deliveries were down 32 percent during 2003 as compared to 2002. In the fastener distribution segment, sales were up 5 percent as compared to the same period in the prior year.

         The following is a summary of the change in operating earnings by segment:


                                                     OPERATING EARNINGS
                                            ------------------------------------
                                               $ Millions, Three Months Ended
                                            ------------------------------------
                                              December 31,       December 31,
                                                  2003               2002
                                            ------------------------------------
Commercial aircraft products (CAP)                $7.1             $(40.7)
Business jet products (BJP)                      (10.2)              (0.8)
Fastener distribution (FD)                         4.3                4.2
                                            ------------------------------------
Total                                             $1.2             $(37.3)

         Exclusive of a $29.5 million legal settlement charge recorded in the fourth quarter of the prior year, operating earnings improved by $9.0 million on the $11.6 million or 8 percent increase in fourth quarter sales, while operating earnings in the CAP segment improved by $18.3 million on the $16.5 million increase in sales. The $9.4 million negative comparison in BJP operating earnings principally reflects a 30 percent year-over-year decrease in revenues and non-cash charges in the fourth quarter. In addition, the weakening of the U.S. dollar against the British pound decreased consolidated operating earnings by approximately $2 million as compared to the same period last year. B/E is subject to fluctuations in foreign exchange rates due to significant sales from its European facilities, substantially all of which are denominated in US dollars, while the corresponding, labor, material, and overhead costs are denominated in British pounds or Euros.

FULL YEAR 2003 RESULTS
----------------------
         B/E recorded a net loss of $53.5 million for 2003 versus a loss of $76.1 million in the prior year. The net loss for 2003 includes $31 million in costs associated with the consolidation program.

         Net sales by segment were as follows:

                                                      NET SALES
                                     -------------------------------------------
                                              $ Millions, Year Ended
                                     -------------------------------------------
                                       December 31,    December 31,     Percent
                                           2003            2002          Change
                                     -------------------------------------------
Commercial aircraft products (CAP)        $455.3          $420.8             8%
Business jet products (BJP)                 65.4            84.2          (22%)
Fastener distribution (FD)                 103.7            96.5             7%
                                     -------------------------------------------
Total                                     $624.4          $601.5             4%

         Gross margin for the year was 27.4 percent compared with 30.5 percent last year. The lower gross margin in 2003 was primarily due to poor operating results at our business jet segment throughout the year, weaker margins at CAP for the first half, and an approximately $8 million consolidated adverse impact from the weakening of the U.S. dollar versus the British pound.

         The following is a comparison of operating earnings by segment:

                                                     OPERATING EARNINGS
                                            ------------------------------------
                                                   $ Millions, Year Ended
                                            ------------------------------------
                                              December 31,       December 31,
                                                  2003               2002
                                            ------------------------------------
Commercial aircraft products (CAP)               $11.8              $(30.6)
Business jet products (BJP)                       (9.5)                8.9
Fastener distribution (FD)                        18.0                17.3
                                            ------------------------------------
Total                                            $20.3              $ (4.4)

         Consolidated operating earnings were $4.8 million lower in 2003 versus 2002, exclusive of the $29.5 million legal settlement charge recorded in 2002. Full year 2003 operating earnings of $20.3 million reflects $31 million of consolidation costs, including $11 million of non-cash charges, $9 million of which were recorded in the fourth quarter. This compares to consolidation costs of $44 million in 2002.

COMMERCIAL AIRCRAFT PRODUCTS AND FASTENER DISTRIBUTION SEGMENTS ON TRACK
------------------------------------------------------------------------
         The commercial aircraft products segment has begun to report strongly positive financial comparisons on a quarterly basis. For the year, total sales for the segment were $455.3 million, an 8 percent increase over the 2002 levels. Substantially all of the revenue growth during the year was driven by increased aftermarket demand for seating products. Exclusive of the prior year legal settlement charge, commercial aircraft products operating earnings improved by $12.9 million on the $34.5 million increase in sales. All of the commercial aircraft products segment operating earnings improvement came in the fourth quarter. The company's fastener distribution segment was able to grow both revenues and earnings in a declining market due to significant market share gains.

CONTINUING DECLINE IN DEMAND IN BUSINESS JET SEGMENT
----------------------------------------------------
         Throughout 2003, the business jet segment continued to face a dramatic decline in demand, with deliveries of new business jets down 32 percent compared to 2002 and over 40 percent from its peak two years ago. Sales in our business jet segment declined by 22 percent to $65.4 million for the year compared with $84.2 million in 2002. The 22 percent year-over-year decline in revenues and non-cash charges resulted in a $9.5 million operating loss in 2003, an $18.4 million decrease from the prior year. Despite the poor operating environment, management expects the business jet products segment to operate at an approximate breakeven level on flat sales during 2004, as a result of the cost reduction programs implemented in 2003. Employment at our business jet segment has been reduced by one-third over the past two years.

CONSOLIDATION PROGRAM
---------------------
         The initiative to resize the company to better adapt to the dramatic change in industry conditions, by reducing excess capacity and lowering its cost structure has been completed. In the process, the company closed 5 facilities, relocated 12 major production lines and reduced workforce by 1,500 positions or 31 percent. Total employee count was about 3,300 at year-end 2003. Total consolidation costs in 2003 were $31 million, of which $11 million was non-cash. This compares to $44 million of such costs in 2002. Total annual cash savings resulting from these activities is expected to be approximately $45 million during 2004.

         Consolidation costs were incurred as follows:

                                          ------------------------------------
                                                     $ in Millions
                                          ------------------------------------
                                            2001     2002     2003     Total
                                          ------------------------------------
     Cash costs                             $ 17     $ 37     $ 20     $ 74
     Non-cash costs                           83        7       11      101
                                          ------------------------------------
        Total costs incurred                $100     $ 44     $ 31     $175
                                          ====================================

LIQUIDITY
---------
         At December 31, 2003, B/E's cash balance was $147.6 million, essentially unchanged from September 30, 2003, pro forma for the recent senior notes offering. "We were able to maintain strong cash balances through effective working capital management and because substantially all of our fourth quarter loss was non-cash related," stated Mr. Khoury. "Our liquidity is strong and our debt is structured such that we have no principal payments due until 2008."

RECENT PROGRAM WINS BOLSTER OUTLOOK
-----------------------------------
         The company recently announced new orders with an initial value of over $100 million, which could exceed $140 million if customers exercise options under these programs. The programs include outfitting a number of wide-body aircraft with lie-flat business class seats for Thai Airways International, Korean Air, and China Southern Airlines.
         "These awards demonstrate the continuing trend toward the use of lie-flat seating in international business class," said Mr. Khoury. "A total of eight major airlines have now selected our lie-flat seats for their next-generation business class cabins. In addition, we are very pleased to have been selected by Thai Airways to design and deliver their international super first class accommodations. This award is the second such win in the past year, both of which are expected to contribute to the growth of our business jet segment during 2005 and 2006."
         Other recent wins include coach class seating awards from British Airways, the world's largest international carrier, RBS Aviation Capital (formerly Lombard Aviation Capital, a subsidiary of the Royal Bank of Scotland); Irish Airline, Aer Lingus; Italian Airline, Air One; low-cost U.S. carrier, Independence Air (currently known as Atlantic Coast Airlines), and three airlines based in mainland China. All have selected variations of B/E's next-generation Spectrum(TM) seat platform.
         In total, over 30 customers have selected versions of Spectrum(TM) since B/E launched it one year ago, including International Lease Finance Corporation, the world's largest aircraft leasing company. The seat is designed for both standard single-aisle and regional jets, offering passengers improved comfort and living space, and offering airlines advantages in spare parts, purchasing and maintenance.
         While product shipments under the aforementioned lie-flat and Spectrum(TM) seating programs begin in 2004, the lion's share of the programs will be shipped in 2005 and 2006.
         Mr. Khoury added, "Our success on these recent program wins, coupled with the successful implementation of our cost reduction programs gives us confidence that our 2004 financial results will be dramatically improved. Importantly, the program wins in 2003 bode well for solid revenue growth in 2005."

OUTLOOK FOR 2004 AND 2005
-------------------------

         "Bookings for the fourth quarter of 2003 of $165 million were 85 percent higher than the fourth quarter of the prior year, and for the full year, orders were up 25 percent while backlog increased about 15 percent to $503 million. In addition, we expect that many of our program wins will result in additional orders in 2004 and 2005. Therefore, in spite of expected depressed levels of new aircraft deliveries in 2004, B/E expects solid revenue and backlog growth in 2004 driven primarily by aftermarket retrofit programs. We remain cautiously optimistic that demand for commercial aircraft retrofit programs will continue to improve throughout 2004; however, we do not foresee our business jet segment improving until 2005," stated Mr. Khoury. "Our bookings success in 2003 and expected additional aftermarket orders in 2004 provide us with substantial confidence in our ability to deliver our 2004 plan and establish a foundation for a turnaround to solid profitability during 2005 and beyond. We will continue to focus on lean initiatives and continuous improvement programs to reduce costs. Given our leading market shares, our focus on operational discipline, and our improved cost structure, we are well positioned to emerge from this downturn a much stronger industry leader."

FINANCIAL GUIDANCE FOR 2004 AND 2005
------------------------------------
         Financial guidance for 2004 and 2005 is as follows:
     o 2004 revenues should increase by 5-6 percent over 2003 revenues; 2005 revenues should increase by a further 8-10 percent
     o Strong bookings growth in 2003 for our fastener distribution segment should lead to double-digit growth in sales and earnings for that segment in 2004
     o Business jet segment is expected to operate at an approximate breakeven level on flat sales in 2004, as a result of the cost reduction programs implemented in 2003
     o Operating earnings should improve by 150 percent to 200 percent in 2004 versus 2003 levels with further strong increases in 2005
     o EBITDA in 2004 should increase by 65 - 90 percent versus 2003 levels with further strong increases in 2005
     o The company expects that EBITDA will be somewhat below the sum of interest expense, capital expenditures, and income taxes during 2004 and to be strongly cash flow positive (as measured on the same basis) in 2005.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. With a global organization selling directly to the world's airlines, B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide about 60 percent of sales. For more information, visit B/E's website at www.beaerospace.com.
                 -------------------

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                           THREE MONTHS ENDED
                                                       -------------------------
                                                         December      December
(In millions, except per share data)                     31, 2003      31, 2002
--------------------------------------------------------------------------------
Net sales                                                $ 163.4       $ 151.8
Cost of sales                                              123.9         114.9
                                                         -------       -------
Gross profit                                                39.5          36.9
     Gross margin                                           24.2%         24.3%
Operating expenses:
     Selling, general and administrative                    26.1          62.3
     Research, development and engineering                  12.2          11.9
                                                         -------       -------
Total operating expenses                                    38.3          74.2
                                                         -------       -------
Operating earnings (loss)                                    1.2         (37.3)
     Operating margin                                        0.7%           --%
Interest expense, net                                       19.7          18.5
Loss on debt extinguishment                                  1.2            --
                                                         -------       -------
Loss before income taxes                                   (19.7)        (55.8)
Income taxes (benefit)                                      (0.2)          1.8
                                                         -------       -------
     NET LOSS                                            $ (19.5)      $ (57.6)
                                                         =======       =======
     NET LOSS PER COMMON SHARE                           $ (0.53)      $ (1.64)
                                                         =======       =======
Common shares:
     Weighted average                                       36.6          35.1
     End of period                                          36.7          35.2

                                       *T*
                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                               YEAR ENDED
                                                       -------------------------
                                                         December      December
(In millions, except per share data)                     31, 2003      31, 2002
--------------------------------------------------------------------------------
Net sales                                                $ 624.4        $ 601.5
Cost of sales                                              453.6          417.9
                                                         -------        -------
Gross profit                                               170.8          183.6
     Gross margin                                           27.4%          30.5%
Operating expenses:
     Selling, general and administrative                   105.8          147.2
     Research, development and engineering                  44.7           40.8
                                                         -------        -------
Total operating expenses                                   150.5          188.0
                                                         -------        -------
Operating earnings (loss)                                   20.3           (4.4)
     Operating margin                                        3.3%            --%
Interest expense, net                                       70.6           69.0
Loss on debt extinguishment                                  1.2             --
                                                         -------        -------
Loss before income taxes                                   (51.5)         (73.4)
Income taxes                                                 2.0            2.7
                                                         -------        -------
     NET LOSS                                            $ (53.5)       $ (76.1)
                                                         =======        =======
     NET LOSS PER COMMON SHARE                           $ (1.49)       $ (2.19)
                                                         =======        =======
Common shares:
     Weighted average                                       36.0           34.8
     End of period                                          36.7           35.2

                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                                      DECEMBER 31,  DECEMBER 31,
                                                          2003          2002
                                                     -------------  ------------
ASSETS

Current assets:
     Cash and cash equivalents                         $   147.6     $   156.9
     Accounts receivable, net                               80.3          73.8
     Inventories, net                                      168.7         163.2
     Other current assets                                   10.6          22.8
                                                       ---------     ---------
         Total current assets                              407.2         416.7
Long-term assets                                           645.3         650.4
                                                       ---------     ---------
                                                       $ 1,052.5     $ 1,067.1
                                                       =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                              $   132.9     $   153.8
Long-term liabilities                                      887.7         844.0
                                                       ---------     ---------
                                                         1,020.6         997.8
Total stockholders' equity                                  31.9          69.3
                                                       ---------     ---------
                                                       $ 1,052.5     $ 1,067.1
                                                       =========     =========

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                     YEAR ENDED
                                                              ------------------------
                                                               DECEMBER      DECEMBER
                                                               31, 2003      31, 2002
                                                              ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $  (53.5)     $  (76.1)
  Adjustments to reconcile net loss to net cash flows
    (used in) provided by operating activities:
       Depreciation and amortization                               28.3          32.3
       Non-cash employee benefit plan contributions                 2.2           2.3
       Loss on disposal of property and equipment                   1.6           0.6
       Loss on debt extinguishment                                  1.2            --
       Impairment of inventories                                    8.4           7.0
       Legal settlement                                              --          29.5
       Changes in operating assets and liabilities, net of
       acquisitions                                               (13.7)         12.1
                                                               --------      --------
  Net cash flows (used in) provided by operating activities       (25.5)          7.7
                                                               --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                            (11.2)        (19.6)
  Proceeds from real estate sales                                   4.2          33.4
  Acquisitions, net of cash acquired                               (2.7)         (4.5)
  Change in intangible and other assets, net                       (0.9)         (2.3)
                                                               --------      --------
Net cash flows (used in) provided by investing activities         (10.6)          7.0
                                                               --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES                               24.0          (0.2)
                                                               --------      --------

Effect of exchange rate changes on cash flows                       2.8           3.1
                                                               --------      --------

Net (decrease) increase in cash and cash equivalents               (9.3)         17.6

Cash and cash equivalents at beginning of period                  156.9         139.3
                                                               --------      --------

Cash and cash equivalents at end of period                     $  147.6      $  156.9
                                                               ========      ========

                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

     This news release includes EBITDA and Indenture EBITDA, non-GAAP financial measures as defined in the Securities and Exchange Commission's Regulation G. We include these measures primarily because investors have expressed an interest in this information, and because they are additional measures of our operating performance and our ability to service our debt. We also include Indenture EBITDA because certain covenants in the indentures governing our publicly traded notes are tied to ratios based on this measure. We use EBITDA and Indenture EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary indicators used by management as a basis of its planning and forecasting of future periods. We believe these measures are important indicators of our operational strength and the performance of our business because they provide a link between profitability and operating cash flow. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management, helps improve their ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. In addition, we believe these measures are among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing the operating performance of our company to other companies in our industry. Presentation of Indenture EBITDA also allows investors to assess, among other things, our ability to incur additional debt and our liquidity.
     EBITDA and Indenture EBITDA should not be viewed as substitutes for or superior to net loss, cash flow from operations or other data prepared in accordance with GAAP as a measure of our profitability or liquidity. EBITDA and Indenture EBITDA are not determined using GAAP. Therefore, they are not necessarily comparable to similarly titled measures provided by other companies.
     Pursuant to the requirements of Regulation G, we provide the following table which reconciles EBITDA and Indenture EBITDA as presented in this release to net loss, the most directly comparable GAAP measure. For the reader's convenience we also reconcile Indenture EBITDA to cash flows from operations.

                                       *T*
                               B/E Aerospace, Inc.

                         PERIODS ENDED DECEMBER 31, 2003
                            (unaudited; in millions)

                                                --------------------------------
                                                   THREE                TWELVE
                                                   MONTHS               MONTHS
                                                --------------------------------
Net loss                                         $  (19.5)             $  (53.5)
Interest expense, net                                19.7                  70.6
Loss on debt extinguishment                           1.2                   1.2
Taxes                                                (0.2)                  2.0
Depreciation and amortization                         6.9                  28.3
                                                --------------------------------
EBITDA                                           $    8.1              $   48.6
Non-recurring non-cash charges
   and other indenture adjustments                    9.4                  21.5
                                                --------------------------------
Indenture EBITDA                                 $   17.5              $   70.1

Cash flows used in operations                    $   (4.3)             $  (25.5)
Interest expense, net                                19.7                  70.6
Taxes                                                (0.2)                  2.0
Changes in operating assets and liabilities           2.0                  20.7
Other non-cash adjustments                           (9.1)                (19.2)
                                                --------------------------------
EBITDA                                           $    8.1              $   48.6
Non-recurring non-cash charges
   and other indenture adjustments                    9.4                  21.5
                                                --------------------------------
Indenture EBITDA                                 $   17.5              $   70.1
                                                 ========              ========


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